United States securities and exchange commission logo





                       April 10, 2023

       David Moss
       Chief Financial Officer
       Inmune Bio, Inc.
       225 NE Mizner Blvd, Suite 640
       Boca Raton, FL 33432

                                                        Re: Inmune Bio, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 2, 2023
                                                            File No. 001-38793

       Dear David Moss:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences